Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [****].

Redacted portions filed separately with

Confidential Treatment Application.

ASSET PURCHASE AGREEMENT

IN RESPECT OF MANUFACTURING FACILITY AT SHANBALLY,

RINGASKIDDY, COUNTY CORK

dated

22 June, 2011

PFIZER BIOTECHNOLOGY IRELAND

And

BIOMARIN MANUFACTURING IRELAND LIMITED

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Exhibits

A.	Adjacent Properties
B.	Excluded IT Contracts
C.	Real Property
D.	Storm Water System Map
E.	Equipment
F.	Governmental Authorizations
G.	Software
H.	Hardware

List of Agreed Form Documents

Allocation Schedule

Real Property Sale Conditions

Real Property Conveyance

Shutdown Plan

Utilities Services Agreement

Utilities Confirmation Letter

Easement Agreement

Records Retention Schedule

ASSET PURCHASE AGREEMENT

This Agreement is made and entered into as of this 22nd day of June, 2011 between:

(1)	PFIZER BIOTECHNOLOGY IRELAND, a private unlimited liability company incorporated in Ireland under registration number 456801 and having its registered office at Shanbally, Ringaskiddy, County Cork, Ireland; (hereinafter called “Pfizer”); and

(2)	BIOMARIN MANUFACTURING IRELAND LIMITED a private limited liability company incorporated in Ireland under registration number 500060 and having its registered office at 29 Earlsfort Terrace, Dublin 2, Ireland (“Purchaser”)

W I T N E S E T H:

WHEREAS, Pfizer is engaged in the operation of the Facility;

WHEREAS, Pfizer owns the Facility including the Purchased Assets;

WHEREAS, the Parties hereto desire that, at the Closing, Pfizer shall sell and transfer to Purchaser, and Purchaser shall purchase from Pfizer the Facility, including all of the Purchased Assets, and shall assume all of the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“ABI” means active biopharmaceutical ingredients, proteins, antibodies or any other biological organism used in the preparation or manufacture of any product(s) at the Facility.

“Adjacent Properties” means the land together with all rights and appurtenances pertaining to such property as set forth in Exhibit A.

“Affiliate” means, with respect to any Person, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with that Person. For the purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” means the allocation schedule in the agreed form.

“Assumed Contracts” has the meaning set forth in Section 7.7.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Breaching Party” has the meaning set forth in Section 8.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Ireland are authorized or obligated to be closed.

“Cash Equivalents” means cash, cheques, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Claim” means any claim by Purchaser arising against Pfizer pursuant to any of the warranties or indemnities given by Pfizer pursuant to this Agreement.

“Claimant” has the meaning set forth in Section 8.2(a).

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Consent Authorizations” means the Governmental Authorizations listed in Exhibit F (except for IPPC Licence Number P0864-01), each of which are not assignable or transferable to Purchaser without the consent or approval of any Person, other than Pfizer or Purchaser or any of its Affiliates.

“[****] Contract” means the Facilities Management Services Agreement between Pfizer and [****], dated 1 June 2010.

“Data Room” means the data room made available at the offices of Pfizer’s Solicitors containing certain documents relating to the Pfizer Business and the Facilities, copies of which are appended to the Disclosure Letter.

“Design Documentation” means the designs, validation documentation, manufacturing, engineering and technical drawings and specifications and maintenance standard operating procedures in respect of the Facility and the conceptual plans for the mirror image expansion on the Real Property.

“Disclosed” means fairly disclosed in the Disclosure Letter or the Supplemental

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Disclosure Letter with sufficient detail to identify the nature and scope of the matters disclosed.

“Disclosure Letter” means the letter from Pfizer to Purchaser in respect of the warranties in Article V of this Agreement and having the same date as this Agreement;

“Disputes” has the meaning set forth in Section 11.12(a).

“Dollar” or “$” means the lawful currency of the United States of America.

“Easement Agreement” means the easement agreement between Pfizer Ireland Pharmaceuticals and Purchaser in the agreed form.

“Employees” all employees of Pfizer employed at the Facility on or before the date of this Agreement and from the date of this Agreement to the Closing Date.

“Environment” means the atmosphere, ambient air, land surface, sub-surface strata, soil, water, surface water, ground water, aquifers, river sediment, marshes, wet lands, flora and fauna and any living organisms (including humans).

“Environmental Damage” means any pollution, contamination, degradation, damage or injury to the Real Property or the Adjacent Properties resulting from a Release, uncontrolled presence or the movement of Hazardous Materials.

“Environmental Law” means any applicable Law and binding administrative or judicial interpretations thereof relating directly to (i) the protection of the Environment (including air, surface water, groundwater, soils or subsurface land) and/or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, disposal, handling, labeling or Release of Hazardous Materials.

“Environmental Liability” includes, without limitation, all Liabilities and Losses resulting from (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain or comply with any required Environmental Permit; (iii) any site investigation, remedial action as required by Environmental Law or any Governmental Authority; or (iv) Third Party Claims related to Hazardous Materials resulting in harm or injury to any real property, to any Person, the Environment, or to any natural resource.

“Environmental Permits” means all material Governmental Authorizations permits, licences, certificates, approvals or authorizations held by Pfizer and issued by a Governmental Authority pursuant to an Environmental Law and “Environmental Permit” shall be construed accordingly.

“EPA” means the Irish Environmental Protection Agency.

“Equipment” has the meaning set forth in Section 2.1(c).

“Ethanol Bond” the ethanol bond provided to the Revenue Commissioners of Ireland, the reference number of which is

09NC-8-783 (15-2009).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Books and Records” has the meaning set forth in Section 2.1(h)

“Excluded IP” means all and any Intellectual Property owned by or licensed to Pfizer and/or its Affiliates, except for the Design Documentation and the Expansion Design Documentation to the extent expressly provided for in this Agreement.

“Excluded IT Contracts” means the IT contracts to which Pfizer is a party listed in Exhibit B.

“Expansion Design Documentation” means the plans for a 6 x 12,500 L facility (or any equivalent contemplated) contemplated to be constructed on the Real Property and the Adjacent Properties.

“Facility” means Pfizer’s biotechnology manufacturing plant located at Shanbally, Ringaskiddy, County Cork, Ireland.

“[****] Agreement(s)” the agreement(s) between Pfizer and [****] in relation to the design and/or construction of the Facility being acquired by Purchaser pursuant to this Agreement.

“Governmental Authority” means any supranational, national, state or local, judicial, legislative, executive or regulatory authority, or the European Union.

“Governmental Authorizations” means all licences, permits, certificates and other authorizations and approvals under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or into with any Governmental Authority.

“Hazardous Materials” means any and all materials, substances, pollutants or living or genetically modified or biological materials, organisms or micro organisms, that are (A) (i) listed, classified, characterized, regulated, or for which standards of conduct are established, pursuant to Environmental Laws; (ii) identified or classified under Environmental Law as “hazardous”, “dangerous”, “toxic”, “pollutant”, “contaminant”, “waste”, “irritant”, “corrosive”, “flammable”, “radioactive”, “reactive”, “carcinogenic”, “mutagenic”, “bioaccumulative”, or “persistent” in the Environment; or (iii) described under Environmental Law as “contaminated”; including (B) petroleum products and their derivatives, asbestos-containing material, lead-based paint, polychlorinated biphenyls, urea formaldehyde, or viral, bacterial or fungal material.

“Intellectual Property” means all intellectual property, including without limitation: (a) any processes, trade secrets, inventions, industrial models, designs, methodologies, know-how, drawings, formulae, procedures, techniques, databases, clinical data or technical or other information or data, manufacturing, engineering and technical drawings; and (b) registered trade marks, trade mark applications, unregistered marks, trade dress, copyrights, design rights, database rights, know-how, patents, patent applications, utility models, and any and all provisionals, divisions, continuations,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended continuations in part, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, including supplementary certificates of protection, of or to any of the aforesaid patents and patent applications, and all foreign counterparts of any, or to any, of the aforesaid patents and patent applications.

“IPPC Licence” has the meaning set forth in Section 7.8(b).

“Knowledge of Pfizer” means [****].

“Law” means any law (criminal or civil), statute, ordinance, rule, regulation, permit, order, code, injunction, judgment, decree or Governmental Order of any federal, state, foreign or local or other Governmental Authority.

“Liabilities” means any debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any lien, security interest, mortgage, charge, conditional sale, hire-purchase or lease agreement or similar encumbrance.

“Loss” or “Losses” means any and all claims, assessments, penalties, actions, causes of action, judgments, awards, liabilities, losses, costs (including reasonable lawyers’ and consultants fees) or charges.

“Material Adverse Effect” means [****].

“Party” or “Parties” means, respectively: (i) Pfizer or Purchaser; and (ii) Pfizer and Purchaser.

“Periodic Outgoings” has the meaning set forth in Section 2.9.

“Permits” has the meaning set forth in Section 5.5.

“Permitted Encumbrances” means[****].

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or organization.

“Pfizer” has the meaning set forth in the preamble hereof.

“Pfizer Business” means the business carried on by Pfizer at the Facility as at and prior to the date hereof;

“Pfizer Prepayments” means all prepayments and payments relating to the Purchased Assets or the Facility made by Pfizer or any of its Affiliates prior to the Closing Date in respect of products or services to be provided to the Facility after the Closing Date.

“Pfizer’s Solicitors” means McCann FitzGerald Solicitors, Riverside One, Sir John Rogerson’s Quay, Dublin 2.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

“Plan” means any pension, profit sharing, savings, retirement, health, life, disability, welfare, retiree medical, deferred compensation, incentive, severance, or fringe benefit plan, program, or arrangement maintained or contributed to, for the benefit of any Employee, by Pfizer or any Affiliate thereof.

“Proceeding” has the meaning set forth in Section 11.12(a).

“Product” means biological or pharmaceutical product.

“Purchased Assets” has the meaning set forth in Section 2.1, it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchaser” has the meaning set forth in the preamble hereof.

“Real Property” has the meaning set forth in Section 2.1(a).

“Real Property Sale Conditions” means the real property sale conditions in relation to the assignment of the Real Property in the agreed form.

“Real Property Conveyance” means the conveyance of the Real Property to be executed on Closing, as provided for in the Real Property Sale Conditions, in the agreed form.

“Records Retention Schedule” means the records retention schedule in the agreed form.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata.

“Remedial Action” means any action to clean up any Environmental Damage, including associated action taken to investigate, monitor, assess and evaluate the impact, extent and severity of any such Environmental Damage; action taken to remediate any such Environmental Damage; post-remediation monitoring of any such Environmental Damage; and preparation of all reports, studies, analyses or other documents relating to the above, in each case to the extent required by Environmental Law or Governmental Order or to be undertaken from, or to comply with any requirement, order, notice, or direction of, any Governmental Authority. “Remedial Action” also shall refer to the negotiation and execution of judicial or administrative consent decrees and responding to information requests by any Governmental Authority.

“Required Consents” has the meaning set forth in Section 5.4.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Secrecy Agreement” means the confidentiality agreement between Pfizer Inc and BioMarin Pharmaceutical Inc. dated 5 August, 2010.

“Shutdown Plan” means the Shutdown Plan in the agreed form to be implemented in all material respects by Pfizer between the date of the Agreement and Closing.

“[****] Agreement(s)” the agreement(s) between Pfizer and [****] in relation to the design and/or construction of the Facility being acquired by Purchaser pursuant to this Agreement.

“Stock” means all consumables and spare parts which are held at the Facility and owned by Pfizer or its Affiliates and are not finished Product, partly finished Product or work in progress.

“Storm Water System” has the meaning set forth in Section 2.1(b);

“Supplemental Disclosure Letter” means a supplemental disclosure letter from Pfizer to Purchaser, in respect of the warranties in Article V of this Agreement to be made and given as of the Closing Date only, and which: (i) relates only to any fact or circumstance or series of facts or circumstances which first arose after the time and date of execution of this Agreement: (ii) includes only disclosures which are specific to the warranties in Article V of this Agreement and not any general disclosures; and (iii) does not include disclosure of any fact or circumstance or series of facts or circumstances resulting from any fraud or wilful misconduct of Pfizer or any of its Affiliates.

“Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, licence, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax including any amendment thereto.

“Taxing Authority” means the Revenue Commissioners of Ireland and any other Governmental Authority competent to impose, assess or collect any Taxes.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trademarks” includes without limitation registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same used or owned by Pfizer or any of its Affiliates, including, without limitation, “Pfizer”.

“Transaction Agreements” means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter (if any), the Utilities Services Agreement, the Utilities Confirmation Letter, the Real Property Sale Conditions, the Real Property Conveyance, the Shutdown Plan, the Easement Agreement, the Allocation Schedule and the Records Retention Schedule.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

“Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003.

“Utilities Services Agreement” means the utilities services agreement in the agreed form.

“Utilities Confirmation Letter” means the confirmation letter from Pfizer Ireland Pharmaceuticals in relation to Utilities Services Agreement in the agreed form.

“VAT” means value added tax pursuant to the Value Added Tax Consolidation Act 2010 or other value added taxes whatsoever imposed.

Section 1.2. Other Definitional Provisions.

(a)	The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(c)	The term “including” shall mean “including, without limitation,” and the words “included” and “include” shall have corresponding meanings.

(d)	When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(e)	A reference to a document being in “agreed form” shall mean that it is in a form agreed by the Parties and signed for the purpose of identification by or on behalf of the Parties.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Assets.

Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall sell, convey, assign and transfer (or, in the case of Assumed Contracts, assign) to the Purchaser and the Purchaser shall purchase, acquire and accept (and, where applicable in case of Assumed Contracts, accept an assignment) from Pfizer, free and clear of all Liens, other than Permitted Encumbrances, all of Pfizer’s rights, title and interest in the Purchased Assets on the Closing Date. The assets, properties and rights being purchased, sold, transferred or assumed shall comprise the assets, properties and rights owned or held by Pfizer on the Closing Date set out in sub-clauses (a) to (j) below (collectively, the “Purchased Assets”), the Assumed Liabilities set forth under Section 2.4, provided however that notwithstanding any other provision of this Section 2 there shall be excluded from the sale those Excluded Assets set forth under Section 2.3 and the Retained Liabilities set forth under Section 2.5.

(a)	The land and buildings together with all rights and appurtenances pertaining to such property and all fixtures, structures, buildings and other improvements erected on the land as set forth in Exhibit C (the “Real Property”);

(b)	The storm water retention tank and storm water system drainage pipes and equipment located on the Adjacent Properties and which are connected to and form part of the storm water drainage system for the Real Property and which are identified on the map set forth at Exhibit D (the “Storm Water System”)

(c)	the furniture, equipment, machinery, non-inventory supplies, tools and other tangible property used solely in the Facility as set forth in Exhibit E (the “Equipment”), and, subject to Section 2.2, leases relating to such Equipment so leased in connection with the operation of the Facility;

(d)	the [****] Contract and all rights under such contract;

(e)	the Stock (if any) held at the Facility as at the Closing Date;

(f)	all Governmental Authorizations legally capable of being transferred (subject to Sections 2.2, 4.1 and 7.8) set forth in Exhibit F;

(g)	all transferable rights (subject to Section 2.2) of Pfizer under or pursuant to all warranties (collateral or otherwise including for the avoidance of doubt such rights set out in the [****] Agreement(s) and the [****] Agreement(s)), representations and guarantees against suppliers, manufacturers and contractors to the extent affecting the Purchased Assets;

(h)	all vendor lists relating solely to the Facility, and all files and documents (including credit information) relating solely to such vendors, and to the extent permitted by Law, all books and records relating solely to the Purchased Assets, save for any such vendor lists, files, documents, books and records relating to Excluded Assets or Retained Liabilities or any Pfizer products or Pfizer product materials (the “Excluded Books and Records”); provided, however, that (A) Pfizer may retain a copy of (1) all financial records of Pfizer and its Affiliates (whether or not such records relate to the Purchased Assets), (2) any other books and records to the extent necessary for tax, accounting, litigation, environmental, health and safety or other valid business purposes and (3) any correspondence to, with or from any Person and (B) any attorney work product, attorney-client communications and other items protected by privilege and any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or that were prepared by Pfizer or its Affiliates in connection therewith shall be excluded;

(i)	(A) the databases and software programs, source codes and user manuals owned, used, leased by or licensed to Pfizer (in the case of leases or licences, to the extent that they are assignable or consent to assignment has been obtained), and used solely in respect of the manufacturing equipment located at the Facility and set forth in Exhibit G; and (B) the computer hardware used solely in respect of the manufacturing equipment located at Facility, as set forth in Exhibit H; and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(j)	The originals or copies of the Design Documents and the Expansion Design Documents (excluding any intellectual property in such Design Documentation or Expansion Design Documentation but on the basis that Pfizer hereby provides a royalty free non-exclusive, non sub-licensable (except to its Affiliates) worldwide licence of its Intellectual Property in the Expansion Design Documentation to the extent it owns or is entitled to use such Intellectual Property and can so licence without breaching any legal obligation by which it is bound).

Section 2.2. Consents.

(a)	In respect of the Consent Authorizations and the benefit of the collateral warranties set out in the [****] Agreement(s) and the [****] Agreement(s), to the extent that the consent or approval of the third party required to assign, transfer or novate any of them to the Purchaser has not been given prior to Closing, Pfizer and Purchaser shall have the continuing obligation after the Closing to use their commercially reasonable efforts (but without any payment of money or commencement of litigation or offer or grant of any accommodation (financial or otherwise) by Pfizer, Purchaser or any of its Affiliates) to obtain all necessary consents to, or approvals for, and make any filings for, the assignment or novation thereof and, upon obtaining the requisite third party consents thereto or approvals therefor or making of required filings or the expiration or termination of any applicable waiting periods, such contract, agreement, permit, lease, licence, commitment or right shall be transferred and assigned or novated to Purchaser hereunder.

(b)	With respect to the Consent Authorizations and the benefit of the collateral warranties set out in the [****] Agreement(s) and the [****] Agreement(s), until any requisite consent is obtained and the foregoing transferred and assigned to, and assumed by, Purchaser, the Parties hereto shall cooperate with each other, upon written request, in endeavoring to obtain for Purchaser, at no cost to Pfizer or any of its Affiliates, to the extent practicable, an arrangement which Purchaser or Pfizer reasonably shall desire designed to provide to Purchaser the benefits thereof (and provide that Purchaser assumes the obligations thereof) in some other manner.

(c)	Purchaser agrees that neither Pfizer nor any of its Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Consent Contracts or because of the default under or acceleration or termination of Consent Contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Pfizer contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent, (ii) any such default, acceleration or termination or (iii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(d)	All costs associated with the above including any fee charged by any third party for the purposes of the transfers above shall be borne by the Purchaser.

Section 2.3. Excluded Assets. Notwithstanding any other provision in this Agreement, Pfizer or any Affiliate thereof shall retain the following (the “Excluded Assets”):

(a)	Cash Equivalents;

(b)	all intercompany receivables;

(c)	all account receivables;

(d)	all Tax losses, Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date including, without limitation, interest thereon;

(e)	the corporate books and records of Pfizer and the general account and books of original entry that comprise Pfizer’s permanent accounting or tax records;

(f)	all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g)	all Trademarks including, without limitation “Pfizer,” “Warner-Lambert,” “Parke-Davis,” “Searle,” “Pharmacia” and “Wyeth”;

(h)	the Excluded IT Contracts;

(i)	the Excluded IP;

(j)	the assets of any Plan;

(k)	all and any finished Product, raw materials, partly finished Product or work in progress and ABI existing or located at the Facility and owned by Pfizer or any of its Affiliates;

(l)	all assets, properties or rights of Pfizer or its Affiliates, other than the Purchased Assets;

(m)	subject to the Easement Agreement, the Adjacent Properties which includes, for the avoidance of doubt and without limitation, the land on and through which the Storm Water System is situated; and

(n)	all books, records and information of Pfizer or its Affiliates (including, without limitation, the Excluded Books and Records), other than regulatory books, records or information required by Law to be kept at the Facility.

Section 2.4. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume the following Liabilities related to the Purchased Assets (the “Assumed Liabilities”):

(a)	without prejudice to any warranties or indemnities set out in the Transaction Agreements, all Liabilities for any lawsuits commenced or any claims made after the Closing relating to the operation of the Facility or the ownership of the Purchased Assets after the Closing;

(b)	all Liabilities arising after the Closing under any contracts, agreements, leases, licences or commitments that are assigned or novated to Purchaser pursuant to Section 2.1 or 2.2 at or subsequent to the Closing;

(c)	all Liabilities to suppliers or other third parties for Equipment consumables and spare parts relating solely to the operation of the Facility and ordered in the ordinary course of business prior to the Closing, but scheduled to be delivered or provided after the Closing;

(d)	except as provided in Section 7.8, all Environmental Liabilities whether arising prior to, at or after the Closing in respect of the Facility or the Pfizer Business; and

(e)	all other Liabilities arising after the Closing relating to the ownership or operation of the Purchased Assets and/or the Facility.

Purchaser shall indemnify Pfizer and its Affiliates against any Losses of whatever nature arising from or in connection with any failure by Purchaser to pay or discharge any Assumed Liability.

Section 2.5. Retained Liabilities. Notwithstanding any other provision in this Agreement, Pfizer shall retain and be responsible for all other liabilities relating to the Facility in respect of the period prior to the Closing Date and which are not expressly agreed to be transferred to the Purchaser pursuant to the Transaction Agreements including, but not limited to, the following (the “Retained Liabilities”):

(a)	all Liabilities for which Pfizer expressly has responsibility pursuant to the terms of this Agreement;

(b)	all Liabilities for Taxes of Pfizer or taxes related to, imposed on, or arising from the Pfizer Business or the Purchased Assets for any taxable period (or portion thereof) on or prior to the Closing, except as otherwise provided in Section 11.9;

(c)	all Liabilities to the extent relating to the Excluded Assets;

(d)	all Liabilities in relation to persons employed or engaged by Pfizer or any of its Affiliates in connection with the Purchased Assets or the Facility incurred prior to the Closing Date;

(e)	all inter-company payables;

(f)	all Periodic Outgoings to the extent which they relate to any period of time prior to the Closing in respect of the Pfizer Business or the Facility in accordance with Section 2.9; and

(g)	all Liabilities to suppliers or other third parties for materials and services (save as provided for in Section 2.4(c)).

Pfizer shall indemnify Purchaser against any Losses of whatever nature arising from or in connection with any failure by Pfizer to pay or discharge a Retained Liability.

Section 2.6. Purchase Price.

In consideration of the sale and transfer of the Assets, the Purchaser shall on Closing pay to Pfizer the amount of $48,500,000 (forty eight million five hundred thousand Dollars) (the “Purchase Price”) subject to and in accordance with the provisions of this Agreement. The Purchase Price shall be allocated as provided in Section 2.7.

Section 2.7. Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth in the Allocation Schedule. Pfizer and Purchaser agree not to take a position on any Tax Return, before any Governmental Authority or in any judicial proceeding that is inconsistent with the Allocation Schedule.

Section 2.8. Risk of Loss. At the Closing, title to the Purchased Assets shall be transferred to Purchaser, and Purchaser shall, save as otherwise provided in this Agreement, thereafter bear all risks of loss associated with the Purchased Assets.

Section 2.9. Time Apportionment.

All rents, rates, charges or costs with respect to water, gas, electricity, all standard rental and other elements of telephone charges, service charges and all other periodic outgoings in respect of the Pfizer Business or the Facility (“Periodic Outgoings”) for any period of time before the Closing Date shall be borne by Pfizer and for any period of time on or after that day shall be borne by Purchaser, and all rents and other periodical payments receivable in respect of the foregoing for any period of time before the Closing Date shall belong to and be payable to Pfizer and for any period of time on or after that day shall belong to and be payable to Purchaser. Such outgoings and payments receivable in respect of any period starting before the Closing Date and ending on or after it shall be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any property or right shall as far as practicable be apportioned according to the extent of such use. Any amounts payable to give effect to this Section 2.9 shall be paid immediately.

Section 2.10. Ethanol.

Pfizer undertakes to Purchaser to ensure that there is no ethanol at the Facility on the Closing Date and to the extent there is to maintain the Ethanol Bond at its own costs for the benefit of Purchaser until such time as this ethanol has been removed. In all circumstances Pfizer indemnify and keep indemnified on a continuing basis, Purchaser and all its Affiliates from all claims, liabilities, costs and expenses arising as a result of ethanol remaining at the Facility at the Closing Date.

Section 2.11. Use of Name.

The Purchaser shall not and shall have no rights to use any Trademarks and shall, immediately as of Closing, dispose of all materials held with, or formerly used by, the Pfizer Business bearing such Trademarks, including without limitation stationery, letterhead and formats of electronic communication.

ARTICLE III

CLOSING

Section 3.1. Closing.

The Closing shall take place at the offices of Pfizer’s Solicitors on the date 5 Business Days after the Parties agree that all of the conditions set out in Section 4.1 to 4.3 (inclusive) have been satisfied or waived (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the Parties hereto may mutually agree; provided, however, that without the agreement of Pfizer and Purchaser, the Closing shall not occur later than the date specified in Section 10.1(b). The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 P.M., GMT, on the Closing Date and Purchaser shall take possession of and have access to the Purchased Assets at this time and not prior thereto.

(a)	At the Closing, Pfizer and Purchaser shall execute the Real Property Conveyance as provided for in the Real Property Sale Conditions.

(b)	At the Closing, Purchaser and Pfizer Ireland Pharmaceuticals shall enter into, execute and deliver the Utilities Services Agreement.

(c)	At the Closing, Purchaser and Pfizer Ireland Pharmaceuticals shall enter into, execute and deliver the Easement Agreement.

(d)	At the Closing, Pfizer shall deliver, or cause to be delivered, to Purchaser the following:

(1)	the Utilities Confirmation Letter signed for and on behalf of Pfizer Ireland Pharmaceuticals;

(2)	physical possession of any of the Purchased Assets which are capable of physical delivery. Pfizer agrees that the title to such of the Purchased Assets which are capable of transfer by delivery shall pass on delivery thereof on the Closing Date and such delivery shall take place at the location of the same on the Closing Date;

(3)	copies of the Design Documentation and the Expansion Design Documentation;

(4)	a copy certificate or certificates of the kind described in Section 980(8) of the Taxes Consolidation Act 1997 (as amended) in respect of the entire consideration payable in respect of the Purchased Assets;

(5)	vacant possession of the Real Property together all other documents and the deeds relating thereto as are set out in the Real Property Sale Conditions or Real Property Conveyance;

(6)	certified minutes of the board of Pfizer and Pfizer Ireland Pharmaceuticals approving the entry into the Transaction Agreements; and

(7)	each of the documents referred to at (a), (b) and (c) above duly executed by each of the parties thereto (other than the Purchaser).

(e)	At the Closing, Purchaser shall deliver, or cause to be delivered, to Pfizer, the following: (i) the Purchase Price by wire transfer in immediately available funds and (ii) the following instruments and documents, in each case, in a form reasonably acceptable to Pfizer:

(1)	two copies of each of the Disclosure Letter and the Supplemental Disclosure Letter (if any) executed by Purchaser;

(2)	a certified copy of the minutes of a meeting of the board of directors of Purchaser authorizing the execution of the Transaction Agreements; and

(3)	each of the documents referred to at (a), (b) and (c) above duly executed by the Purchaser.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1. Conditions to the Obligations of Purchaser and Pfizer. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)	There shall not (i) be in effect any Law or Governmental Order that makes illegal or enjoins, prevents or modifies in any respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced and be continuing, or threatened in writing, any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement; and

(b)	The formal written confirmation, or publication, by the EPA of its consent to the transfer of IPPC Licence No. P0864-01 to the Purchaser shall have been issued and that licence shall have been amended so that the real property to which that licence relates is the Real Property only (and, if the EPA deems it appropriate, the Storm Water System).

Section 4.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)	Pfizer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, including, but not limited to, all obligations contained in the Shutdown Plan;

(b)	There shall not have occurred, after the date of this Agreement, any Material Adverse Effect which has not been rectified prior to Closing to the satisfaction of Purchaser acting reasonably (confirmed in writing);

(c)	It not having come to the attention of Purchaser that, if Closing were to take place and disregarding the contents of the Supplemental Disclosure Letter (if any) for this purpose only, there would be any breach or breaches of any of the warranties contained in Article V which would entitle the Purchaser to recover more than [****] in aggregate damages from Pfizer in respect of such breach or breaches;

(d)	[****] shall have consented to the assignment or novation of the [****] Contract to Purchaser;

(e)

Pfizer shall have delivered to the Purchaser (i) a certified copy of the stamp certificate for the 1st 2011 Conveyance (as defined in the Real Property Sale Conditions); and (ii) the original stamp certificate for the 2nd 2011 Conveyance (as defined in the Real Property Sale Conditions); and

(f)	Pfizer shall have made, or caused to be made, delivery to the Purchaser of all of the items required by Section 3.1(d).

Section 4.3. Conditions to the Obligations of Pfizer. The obligation of Pfizer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)	Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing; and

(b)	Purchaser shall have made, or caused to be made, delivery to Pfizer all of the items required by Section 3.1(e).

ARTICLE V

WARRANTIES OF PFIZER

Pfizer hereby warrants to Purchaser as follows, in relation to the Pfizer Business and the Purchased Assets, as at the date of this Agreement and as of the Closing Date (except to the extent such warranties expressly relate to a particular date other that the date of this Agreement or the Closing Date, as the case may be, in which case such

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

warranties are given as of such particular date), in each case except as Disclosed in the Disclosure Letter and, in the case of the warranties to be given as of the Closing Date only, except, subject to Section 11.11, as Disclosed in the Supplemental Disclosure Letter:

Section 5.1. Organization. Pfizer is a company validly existing under Irish law.

Section 5.2. Authority; Binding Effect. Pfizer has all requisite corporate power and authority to execute and deliver and perform this Agreement to which it is a party. The execution and delivery and performance by Pfizer of this Agreement has been or will have been at the Closing, duly authorized by all requisite corporate action on the part of Pfizer. This Agreement has been duly executed and constitutes, when executed and delivered in accordance with its terms, and each other Transaction Agreement to which Pfizer is a party will constitute, a valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3. Non-Contravention. The execution, delivery and performance by Pfizer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, articles of association, bylaws or other comparable organizational documents of Pfizer; (ii) subject to obtaining the consents or other actions referred to in the Disclosure Letter, result in a breach of, or default under (whether after the giving of notice or the lapse of time or both), or right to accelerate with respect to, or result in the termination of any contract, commitment or other obligation to which Pfizer is a party or is subject relating to an Asset, or result in the creation of any Lien on any Asset; or (iii) assuming receipt and compliance with the governmental consents and authorizations set forth in the Disclosure Letter pursuant to Section 5.6, violate any Law to which Pfizer is subject with respect to the Facility, except, with respect to clauses (ii) and (iii) above, for any breaches, defaults, terminations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4. Required Consents.

The Disclosure Letter sets forth each material agreement, contract or other instrument binding upon Pfizer in respect of the Purchased Assets and the Facility and also sets forth each agreement, contract and other instrument relating to the Purchased Assets and the Facility:(a) requiring a consent or other action by any Person; or (b) pursuant to which obligations would be accelerated or rights would be terminated, as a result of the execution, delivery and performance of this Agreement (the “Required Consents”).

Section 5.5. Licences and Permits. The Disclosure Letter describes each material licence, permit, certificate, approval or other similar Governmental Authority authorization required to operate the Facility as currently operated by Pfizer (the “Permits”), together with the name of the Governmental Authority issuing such Permit. Except as set forth in the Disclosure Letter, to the Knowledge of Pfizer,

(i) the Permits are valid and in full force and effect, and (ii) Pfizer is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.

Section 5.6. Governmental Authorization. Other than as set forth in the Disclosure Letter, to the Knowledge of Pfizer, the execution, delivery and performance by Pfizer of this Agreement does not require any consent or approval of any Governmental Authority.

Section 5.7. No Litigation. Except as set forth in the Disclosure Letter, or to the extent it is a Retained Liability, no material litigation, investigation or proceeding by or before any court or Governmental Authority is pending against or, to the Knowledge of Pfizer, threatened against Pfizer, related to the Facility, its operations or the Purchased Assets.

Section 5.8. Compliance with Laws. Except as to matters otherwise set forth in this Agreement or as set forth in the Disclosure Letter:

(a)	to the Knowledge of Pfizer, the Facility is currently, and has been for the two years prior to the date of this Agreement, operated in compliance in all respects with all Laws applicable to the ownership or operation of the Purchased Assets, except to the extent that the failure to comply therewith has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)	to the Knowledge of Pfizer, the Facility possesses all Governmental Authorizations necessary for the operation of the Facility as it is currently conducted, except where the failure to possess any such Governmental Authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9. Contracts. Except as set forth in the Disclosure Letter or the Real Property Sale Conditions, with respect to the Facility, Pfizer is not a party to or bound by any written:

(a) contract, agreement or other arrangement for the purchase of materials, supplies, goods, services, equipment or other assets or other personal property with any supplier or for the furnishing of services to the Facility, in each case, extending beyond one year from the date hereof or the terms of which provide for financial commitments in excess of [****];

(b)	contract, agreement or other arrangement for the furnishing of services by the Facility, in each case, with firm commitments in excess [****] from the date hereof; or

(c)	any lease, sublease or other agreement granting rights of occupancy or use of real property, in each case, the terms of which provide for annual rentals in excess of [****].

(d)	Except as Disclosed in the Disclosure Letter, (i) each Assumed Contract is valid and binding on Pfizer and, to the Knowledge of Pfizer, the other Party

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

thereto, and is in full force and effect and (ii) to the Knowledge of Pfizer, Pfizer is not, and no other party thereto is, in breach of or in default under any Assumed Contract.

Section 5.10. Real Property.

(a)	Exhibit C sets forth a legal description of all real property and interests in real property owned by Pfizer and used or held for use solely in connection with the operation and use of the Facility as it is currently operated and used (such real property and interests in real property are hereinafter referred to as the “Real Property”).

(b)	Other than as referred to in the Real Property Sale Conditions, Pfizer is not a party to any lease, sublease, licence or other similar arrangement to occupy (whether as landlord, sublandlord, tenant, subtenant or other occupancy arrangement) the Real Property or interest in Real Property. Other than as disclosed in the Real Property Sale Conditions, Pfizer is entitled to and is in possession and exclusive occupation of the Real Property and no person other than Pfizer is entitled to or is in possession or occupation or has any interest of whatever nature howsoever arising in the Real Property or any part thereof.

(c)	The Real Property is clear of any Liens other than Permitted Encumbrances except as set forth in the Disclosure Letter and/or the Real Property Sale Conditions.

(d)	The title to the Real Property is as set out in the Real Property Sale Conditions. Other than as disclosed in the Real Property Sale Conditions, Pfizer is the sole legal and beneficial and, to the extent that the Real Property (or any part thereof) is registered land, registered owner of the Real Property for the tenure specified in the Particulars and Tenure section of the Real Property Sale Conditions.

(e)	Other than as referred to in the Real Property Sale Conditions, (i) Pfizer has in its possession or under its control all original deeds listed in the Documents Schedule to the Real Property Sale Conditions; (ii) there are no deeds or documents of title in relation to the Real Property which require to be registered in the Registry of Deeds which have not been so registered; and (iii) Pfizer has not, since supplying such deeds, documents and information as set out in the Real Property Sale Conditions entered into any transaction affecting the title to or use of the Real Property or any part thereof.

(f)	The provisions of the Family Home Protection Act 1976, the Family Law Act 1981 and the Judicial Separation and Family Law Reform Act 1989 do not affect the Real Property.

(g)	Other than as referred to in the Real Property Sale Conditions, Pfizer has not received any notice of a breach or an alleged breach under the Planning Acts or the Building Control Act 1990 from a relevant authority nor has it received any notice relating to the compulsory acquisition of the Real Property or any part thereof.

(h)	Pfizer’s title to the Real Property is not affected by Section 29 or Section 31 of the Companies Act 1990 as amended.

(i)	All title documents to the Real Property have been fully and properly stamped.

(j)	Other than as disclosed in the Real Property Sale Conditions, to the Knowledge of Pfizer there are no matters which materially and adversely affect the title of Pfizer to the Real Property or the continued use and enjoyment thereof.

(k)	Other than as disclosed in the Real Property Sale Conditions, (i) the Real Property abuts a public road and is serviced by mains drainage, water, and electricity by media located entirely on, in or under the Real Property; and (ii) to the Knowledge of Pfizer, no third party has challenged, or has a valid basis to challenge, access rights or passage of utilities from any of the Real Property to the public road directly.

(l)	Other than as disclosed in the Real Property Sale Conditions, no part of the Real Property or any building or structure thereon is the subject of a dispute which would materially adversely interfere with its continued use or the operation of the Business.

(m)	Other than as disclosed in the Real Property Sale Conditions, all outgoings of whatever nature in respect of the Properties have been paid in full on the due dates for payment thereof.

(n)	To the Knowledge of Pfizer: (i) each Development (as defined in the Planning Acts) carried out on the Real Property or any part thereof substantially complies with the Planning Acts and all regulations made thereunder and with all applicable Bye-Laws and with the Building Control Act 1990 and all regulations made thereunder and other relevant legislation and regulations; (ii) all permissions and consents required thereunder have been duly obtained and are in full force and effect; (iii) all conditions attached thereto have been substantially complied with; (iv) no such permission or consent is temporary or personal; and (v) there are no circumstances which may lead to the withdrawal or revocation of any such permission or consent.

Section 5.11. Taxes. To the Knowledge of Pfizer, there are no Liens for Taxes upon any of the Purchased Assets, except for Liens for Taxes not yet due and payable.

Section 5.12. Title to the Purchased Assets. Pfizer owns, leases or has the legal right to use all of the Purchased Assets (provided however that, for the avoidance of doubt, the only warranties given in respect of the Real Property under this Agreement are those set out in clause 5.10 above). Pfizer has good title to (or in the case of leased Purchased Assets, valid leasehold interests in) all of the Purchased Assets, free and clear of any Liens provided however that, notwithstanding anything to the contrary in this Agreement (including, but not limited to, the warranties in Sections 5.3, 5.4 and 5.7) Pfizer disclaims and excludes any and all warranties and/or representations regarding infringement of third party Intellectual Property.

(b)	All tangible assets included in the Purchased Assets are in operable condition and suitable for the uses for which they are being used and are performing the functions for which they are intended and, to the Knowledge of Pfizer, are free from material defects (reasonable wear and tear excepted).

Section 5.13. Employees.

No Employee shall remain employed and/or in situ at the Facility at Closing.

Section 5.14. Brokers. Except for PricewaterhouseCoopers UK and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer.

ARTICLE VI

WARRANTIES OF PURCHASER

Purchaser warrants to Pfizer as follows as at the date of this Agreement and as of the Closing Date:

Section 6.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Ireland.

Section 6.2. Authority; Binding Effect.

(a)	Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform each Transaction Agreement. The execution, delivery and performance by Purchaser of each Transaction Agreement to which it is a party has been duly authorized by all requisite corporate action on the part of Purchaser.

(b)	This Agreement has been duly executed and constitutes (and, when executed and delivered in accordance with its terms, each other Transaction Agreement to which Purchaser is a party will constitute) a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

Section 6.3. Non-Contravention.

Purchaser and its representatives and agents have had and have exercised, prior to the date hereof, the right to make all inspections and investigations of the Facility and the Purchased Assets deemed necessary or desirable by Purchaser. The execution, delivery and performance by Purchaser of each Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) result in a material breach of, or material default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Purchaser is a party or is subject;

or (iii) assuming compliance with the matters set forth in Sections 5.6 and 6.4, conflict with, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 6.4. Governmental Authorization. Except as set forth in Article IV, the execution, delivery and performance by Purchaser of each Transaction Agreement to which it is a party does not require any consent or approval of any Governmental Authority.

Section 6.5. Litigation. No litigation or proceeding by or before any Governmental Authority is pending against Purchaser, or to Purchaser’s knowledge, threatened which could interfere with the consummation of the transaction contemplated hereby.

Section 6.6. Financial Capability. Purchaser has funds sufficient for the Purchase Price to be paid by it and any other financial obligations that may arise under the terms of this Agreement and under each of the other Transaction Agreements.

Section 6.7. Condition of the Purchased Assets . Purchaser is purchasing the Purchased Assets based on the warranties of Pfizer expressly set forth in this Agreement and the other Transaction Agreements. In light of the warranties made to Purchaser by Pfizer in Article V and the other Transaction Agreements and Purchaser is relinquishing any right to any claim based on any representations and warranties, other than those warranties specifically included in Article V and claims based on fraud. Subject to Section 5.12, all warranties as to merchantability and fitness for any particular purpose, and all other warranties under any applicable laws to maximum extent permitted by such applicable law, are hereby waived by Purchaser. Purchaser further warrants that neither Pfizer nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Pfizer Business, the Facility, any of the Purchased Assets or the Assumed Liabilities other than the warranties set forth in Article V and the other Transaction Agreements, and neither Pfizer nor any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or agents or Purchaser’s use of, any such information or any other documents or information provided to Purchaser or its representatives or agents in connection with the sale of the Purchased Assets (except to the extent such actions involved fraud or wilful misconduct).

Section 6.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VII

COVENANTS

Section 7.1. Information and Documents; Confidentiality.

From the date hereof until the Closing Date, upon reasonable advance notice, Pfizer shall permit the Purchaser and its representatives to have access, during regular business hours and upon reasonable notice, to the Facility and to the Purchased Assets, employees, books and records of Pfizer located at the Facility relating solely to the Facility (but excluding any information or records in respect of Excluded Assets), and shall furnish, or cause to be furnished, to Purchaser such financial, tax and operating data and other available information with respect to the Facility:

(a)	as Purchaser and its representatives shall from time to time reasonably request; provided that no such access shall unreasonably interfere with Pfizer or Pfizer Affiliate’s operation of its businesses, including, without limitation, the Pfizer Business.

(b)	all information received by Purchaser and given by or on behalf of Pfizer in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser, its Affiliates and their respective employees, officers, directors, agents, representatives and advisors as “Confidential Information”, as defined in, and pursuant to the terms of, the Secrecy Agreement.

Section 7.2. Operation of Facility. From the date hereof until the Closing Date, except as otherwise specifically contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Pfizer agrees to operate the Facility in accordance with the Shutdown Plan provided however that Pfizer shall not be restricted in its actions in respect of the Excluded Assets. The Purchaser agrees and acknowledges that Pfizer shall between the date hereof and Closing be entitled to run down or remove from the Facility all and any Stock for its own or any other use whatsoever and shall have no obligation whatsoever to ensure that a minimum amount of, or any, Stock is located at the Facility on the Closing Date or forms part of the Purchased Assets. From the date hereof until the Closing Date, except as otherwise specifically contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Pfizer shall with respect to the Purchased Assets:

(a)	not incur, create or assume any Lien with respect to any Purchased Asset other than Permitted Encumbrances;

(b)	not dispose of any Purchased Asset;

(c)	not to place orders of Stock outside of the ordinary course consistent with past practice (and for the avoidance of doubt, any failure to place orders of Stock shall not constitute a breach of this covenant);

(d)	save as otherwise expressly contemplated by this Agreement, not enter into, amend any material term of, or waive any material right under, any Governmental Authorization or Assumed Contract;

(e)	take reasonable steps to preserve and protect the Purchased Assets;

(f)	not allow any of its insurances to lapse or do anything which would make any policy of insurance null, void or voidable or entitle any insurer to deny indemnity under any of its policies; or

(g)	not agree to take any of the foregoing actions.

Section 7.3. Efforts; Certain Governmental Matters.

(a)	Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.2 hereof), each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to the Transaction Agreements and the transactions contemplated thereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of each Party hereto; (iii) subject to Section 2.2, to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser or Pfizer in connection with the transactions contemplated by the Transaction Agreements; and (iv) to take any action reasonably necessary to vigorously defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding adversely affecting the consummation of the transactions contemplated by the Transaction Agreements, including promptly appealing any adverse court or administrative decision.

(b)	Subject to appropriate confidentiality protections and applicable Law, each of the Parties hereto will furnish to the other Party such necessary information and reasonable assistance the other Party may reasonably request in connection with the foregoing and will provide the other Party with copies of all filings made by such Party with any Governmental Authority and, upon request, any other information supplied by such Party to a Governmental Authority in connection with the Transaction Agreements and the transactions contemplated thereby.

(c)

Purchaser agrees, from and after the Closing, to retain all records relating to the operation of the Facility and the manufacture of products therefrom prior to the Closing Date for the period described in the Records Retention Schedule. So long as such records are required to be retained by the Purchaser, Pfizer and its Affiliates shall have the right, upon reasonable prior notice during normal business hours and provided that the business of the Purchaser is not unreasonably disrupted, to inspect and make copies of any such records for any legitimate business purpose and in respect of any matter related to this Agreement and the transactions contemplated herein. At the end of the retention period, Purchaser may destroy or keep the records as it sees fit. Records shall include all records residing at the Facility or in third party storage contracted by the site at Closing and any that may be created in the normal course of business for Pfizer. The Purchaser shall notify Pfizer a reasonable time in advance, if it will cease to operate the Facility or if it will transfer the Facility to any third party. In the event the site/business ceases to operate for any reason, all existing business records related to Pfizer shall be made available to Pfizer and, in the event of a transfer of the Facility to any third party, it will allow Pfizer access to such records in order to make copies of such records.

Section 7.4. Intellectual Property.

(a)	The Purchaser shall not have any rights to use any Trademarks and the Purchaser shall, immediately as of Closing, dispose of all materials held with, or formerly used by, the Facility bearing such Trademarks, including without limitation stationery, letterhead and formats of electronic communication.

(b)	The Purchaser acknowledges that Pfizer and its Affiliates remain the owners or licensees of all Intellectual Property relating to any Products or ABI manufactured by Pfizer at the Facility prior to Closing and that nothing in this Agreement shall be deemed to create any right or interest of the Purchaser in such Intellectual Property.

Section 7.5. Employees

(a)	Employees: Pfizer will procure that no Employee shall remain employed and/or in situ at the Facility at Closing.

(b)	Evidence and Information: Pfizer shall both before and after Closing furnish to the Purchaser such evidence and information as the Purchaser may from time to time reasonably require in relation to the discharge by Pfizer of its obligation at (a) above.

(c)	Other Obligations: Pfizer shall perform and shall be fully liable and responsible for all obligations and liabilities whatsoever pertaining to matters arising prior to Closing by virtue of or in connection with contracts of employment, employment relationships and/or collective agreements in existence at any time prior to Closing relating to Employees (whether discovered before or after Closing) including, without limitation, under any applicable statute. In the event that any claim, arising from circumstances prior to Closing relating to Employees, is made against the Purchaser, Pfizer shall furnish to the Purchaser such evidence and information as the Purchaser may reasonably require to defend those claims.

(d)	Pfizer Employee Indemnities: Pfizer shall indemnify and keep Purchaser indemnified from and against all Liabilities and Losses arising out of or connected with any claim or other legal recourse by any Employee which relates to any actual or alleged act or omission of Pfizer prior to the Closing Date, including all Losses arising in respect of any termination of the employment of any Employee.

Section 7.6. Limits on Certain Solicitation.

For a period of [****] after the Closing Date, Pfizer and its Affiliates shall not, in relation to their Irish operations, directly or indirectly, solicit or otherwise induce or attempt to induce any officers or employees of the Purchaser or any of its Affiliates: (A) who were formerly employees of Pfizer employed at the Facility, and (B) whose

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

employment by the Purchaser or any of its Affiliates has been notified by Purchaser to Pfizer in advance; to leave the employment of the Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Affiliates to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the former employees of Pfizer employed at the Facility.

Section 7.7. [****] Contract

Purchaser shall:

(a)	carry out, perform and discharge all the obligations and liabilities created by or arising under the [****] Contract in respect of the period after Closing;

(b)	indemnify Pfizer against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of Purchaser to carry out, perform and discharge those obligations and liabilities after the Closing Date; and

(c)	abstain from claiming any damages against Pfizer in case of termination of the [****] Contract by [****].

Section 7.8. Environmental Matters.

(a)	Pfizer shall indemnify, defend and hold Purchaser harmless from and against any and all Environmental Liabilities whether known or unknown, hidden or concealed arising from or related to Pfizer’s operation or occupation, prior to closing, of the Real Property and of the Storm Water System (including against the satisfaction by Purchaser of any liabilities, requirements or obligations deemed to have been assumed by Purchaser as a condition of transfer to Purchaser of IPPC Licence Number P0864-01 (the “IPPC Licence”)). The indemnity made in this Section 7.8(a) shall terminate and expire on, and no action or proceeding seeking damages or other relief thereunder shall be commenced after [****] from the Closing Date, unless prior to such anniversary date a claim with respect thereto shall have been made by written notice given under Section 8.2. It shall be a pre-condition of Purchaser’s right to claim against Pfizer under this Section 7.8(a) that written notification of any such claim is received by Pfizer no later than the second anniversary of the date of Closing. This indemnity provided for under this Section 7.8(a) shall be Purchaser’s sole remedy under this Agreement in relation to Environmental Liability and is subject to, without limitation, the limitation contained in Section 8.5(a).

(b)	Purchaser agrees to accept a transfer of the IPPC Licence from the EPA, as amended in the manner specified in Section 4.1(b). Pfizer and the Purchaser will do all that is reasonably required to apply for the consent of the EPA to the transfer of the IPPC Licence noted above to the Purchaser and the Purchaser agrees that the full application for the transfer of the IPPC Licence(s) with all necessary accompanying documentation shall be lodged with the EPA as soon as is reasonably practicable after the date of this

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement and the Purchaser shall promptly assist Pfizer with providing any information, documentation, assurances bonds, financial guarantees or provisions and attending any meetings which Pfizer or the EPA may require and shall generally assist Pfizer in obtaining such consent as soon as possible with the minimum of conditions to be complied with before the transfer of the IPPC Licence(s) can take place. Subject to the following sentence, the Purchaser shall comply with any terms or conditions of the consent of the EPA or any pre-conditions to such consent or the transfer and shall promptly agree, execute and deliver or provide any documentation, information or items required by the EPA (including any covenants and undertakings regarding financial provision for the future decommissioning of the Real Property). In the case of any conditions or pre-conditions to the EPA’s consent to transfer or amendment of the IPPC Licence which require Remedial Action in respect of environmental conditions existing on or prior to Closing, each Party agrees to use its commercially reasonable efforts to satisfy such condition or pre-condition but Purchaser shall have no legal obligations to incur or agree to incur any costs associated with such Remedial Action.

Section 7.9. Insurance. As of the Closing Date, the coverage under all insurance policies related to the Pfizer Business shall continue in force only for the benefit of Pfizer and its Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from Pfizer’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Pfizer Business on or prior to the Closing Date.

Section 7.10. Notification of Certain Matters. Pfizer shall give prompt notice to Purchaser of the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any warranty of Pfizer contained in this Agreement to be given as at Closing to be untrue or inaccurate in any material respect at or prior to the Closing or a failure of Pfizer to comply with, or satisfy in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)	Purchaser shall give prompt notice to Pfizer of the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be reasonably likely to cause any warranty of Purchaser contained in this Agreement to be given as at Closing to be untrue or inaccurate in any material respect at or prior to the Closing or a failure of Purchaser to comply with, or satisfy in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)	The delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

ARTICLE VIII

CLAIMS, CAPS, THRESHOLDS AND EXPIRATION

Section 8.1. Mitigation.

Purchaser and Pfizer shall each take and shall cause their respective Affiliates to take all reasonable actions to mitigate any Loss in respect of which one Party is liable to the other Party under this Agreement upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring reasonable costs to remedy the breach which gives rise to such Loss.

Section 8.2. Notice of Claims

(a)	If any of the Parties (each, a “Claimant”) has suffered or incurred any Loss arising out of a breach of this Agreement, it shall so notify the Party whom it alleged has been in breach (the “Breaching Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action is instituted by or against a third party with respect to which the Claimant intends to make a claim against the Breaching Party under this Agreement, the Claimant shall promptly notify the Breaching Party of such action and permit the Breaching Party to participate in and control the defense of such action. A failure to give such notice in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Breaching Party under this Article VIII, except (i) to the extent such Breaching Party is materially prejudiced thereby or (ii) as provided by Section 8.4 below.

(b)	Except when a notice, report or other filing must be filed immediately pursuant to an express requirement of applicable Laws, the Breaching Party will provide notice and an opportunity to comment to the Claimant before the Breaching Party files any report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss. In the event the Claimant is required to file any report, notification or filing immediately, the Claimant Party will provide simultaneous notice to the Breaching Party when it files such report with the Governmental Authority.

Section 8.3. Third Party Claims.

(a)	The Breaching Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third Party Claim”), and the Breaching Party may compromise or settle the same; provided that the Breaching Party shall give the Claimant advance notice of any proposed compromise or settlement and shall not compromise or settle any claim unless and until it has consulted with the Claimant. No Claimant may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Breaching Party. The Breaching Party shall permit the Claimant to participate in the defense of any such action or suit through counsel chosen by the Claimant; provided that the fees and expenses of such counsel shall be borne by the Claimant. If the Breaching Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Breaching Party shall still have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)	The Parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Breaching Party records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.4. Expiration. Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, and warranties made herein shall survive the Closing. Notwithstanding the foregoing, all warranties made herein in Sections 5 and 6 and all liability for the warranties made herein in Sections 5 and 6 shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach, misrepresentation or inaccuracy with respect thereto shall be commenced after [****] from the Closing Date, unless prior to such date a claim with respect thereto shall have been made by written notice given under Section 8.2. For the avoidance of doubt such time limits in relation to the warranties shall not apply to any indemnities set out in this Agreement including the environmental indemnity set out in Clause 7.8(a).

Section 8.5. Caps and thresholds.

(a)	Notwithstanding the other provisions of this Article VIII, Pfizer shall not have any obligation or liability under any provision of this Agreement for Losses (except in respect of breaches of Sections 5.1 and 5.2):

(1)	unless in respect of each individual item, the Loss relating thereto is equal to or greater than [****];

(2)	unless, in respect of Losses which would (save for this section 8.5) be recoverable by Purchaser under Section 7.8(a) (“Environmental Losses”), the aggregate amount of all such Losses exceeds [****] in which event Pfizer shall be required to pay only the amount of such Losses (subject to (4) below) which exceed [****].

(3)	unless, in respect of all Losses other than Environmental Losses, the aggregate amount of such Losses together with any Environmental Losses exceeds [****]; and

(4)	to the extent which Pfizer’s aggregate liability under this Agreement would exceed a maximum amount of [****].

(b)	All sums payable by Pfizer to the Purchaser under this Agreement shall be paid free and clear of all deductions, withholdings or set off save only as may be required by law. Notwithstanding the foregoing, if any such deductions or withholdings are required by law, the Pfizer shall be obliged to pay to the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchaser such sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c)	If any sum payable by Pfizer to the Purchaser under this Agreement shall otherwise be subject to Tax in the hands of the Purchaser the same obligation to make an increased payment shall apply in relation to such Tax as if it were a deduction or withholding required by law.

Section 8.6. No Limitations

No limitation of any kind whatsoever shall apply in respect of any claim under the Warranties made against Pfizer to the extent that such claim:

(a)	arises from any fraudulent act, fraudulent omission, willful concealment or willful misconduct of Pfizer or its directors, officers, employees or agents; or

(b)	relates to title to the Real Property.

Section 8.7. Losses Net of Recovery. The amount of any Loss for which a claim can be made shall be net of (i) any amounts recovered by the Claimant pursuant to any indemnification by or indemnification agreement with any third party, and (iii) an amount equal to the present value of the tax benefit, if any, attributable to such Loss. If the amount to be netted hereunder from any payment required under this Agreement is determined after payment by the Breaching Party of any amount otherwise required to be paid to an Breaching Party to this Article VIII, the Claimant shall repay to the Breaching Party, promptly after such determination, any amount that the Breaching Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.8. Other Limitations. No claim for breach of or warranty given by Pfizer shall be made by Purchaser if such fact or event was Disclosed by Pfizer in the Disclosure Letter or, in the case of the warranties to be given as of the Closing Date only, if such fact or event was, subject to Section 11.11, Disclosed by Pfizer in the Supplemental Disclosure Letter.

Section 8.9. No Consequential Damages. Except in relation to liability for breach of confidentiality obligations between the Parties or infringement of the Intellectual Property of the other Party or any Affiliate of the other Party, notwithstanding anything to the contrary contained herein, no Party to this Agreement shall be liable to or otherwise responsible to any other Party hereto or any Affiliate of any other Party hereto for any indirect or consequential loss or damage (whether for loss of profit or goodwill, loss of value or otherwise) whether or not advised of such or for any punitive or exemplary damages that may arise out of or relate to this Agreement or the performance or breach hereof or any liability retained or assumed hereunder (including through either Party’s negligence in relation to performance or non-performance under this Agreement).

Section 8.10. No other remedies.

(a) Subject to Section 4.2(c), anything in the applicable Law to the contrary notwithstanding, no breach or inaccuracy of any representation, warranty or obligation of any Parties set forth herein shall give rise to any right on the other Party to rescind or terminate this Agreement.

(b) Except as otherwise expressly provided in this Agreement, the rights and remedies provided for the benefit of the Parties in this Article VIII, shall be in lieu of any other right or remedy available to the relevant Party under any applicable Law or otherwise arising in connection with, or by virtue of, any breach or inaccuracy of any representation, warranty or obligation of the relevant Party set forth in this Agreement.

Section 8.11. Changes in Law. Pfizer will not be liable for any claims or Losses to the extent that it arises or is increased or extended as a result of any of the following occurring after Closing with retrospective effect:

(a)	an increase in rates of Tax;

(b)	a change in the law or in any regulation, requirement or code of conduct of any relevant agency or regulatory body; or

(c)	any parliamentary statement, or statement by the Revenue Commissioners concerning any change in Revenue practice.

ARTICLE IX

ADJACENT PROPERTIES

Section 9.1. [****]

(a)	[****]

(1)	[****]

(2)	[****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(3)	[****]

(b)	[****]

(c)	[****]

ARTICLE X

TERMINATION

Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of Purchaser and Pfizer;

(b)	by either Purchaser or Pfizer, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to 1 December 2011 or such other date agreed in writing by the Parties (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)	by either Pfizer or Purchaser, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and non-appealable.

(d)	by Pfizer if, prior to Closing, there is a change of control of the Purchaser and by the Purchaser if, prior to Closing, there is a change of control of Pfizer. For the purpose of this clause, a change of control shall be deemed to have occurred if any Person (other than an Affiliate as at the date of this Agreement of, as the case may be, Pfizer or the Purchaser), after the date of this Agreement, acquires control of the Person concerned. For purposes of this clause, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Parties hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in this Section 10.2 and in Sections 7.1(b), 11.1, 11.7, 11.8, 11.9, 11.12 and 11.13 hereof.

(b)	In the event this Agreement shall be terminated and at such time any Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder or otherwise under applicable Law. The damages recoverable by the non-defaulting Party shall include, without limiting the generality of the immediately preceding sentence, all attorneys’ fees reasonably incurred by such Parties in connection with the transactions contemplated hereby.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. All notices or other communications hereunder shall be made in writing (including facsimile transmission) and shall be given:

If to Pfizer, to:

Pfizer Biotechnology Ireland

P/O Box 17

OSG Building

Ringaskiddy

Cork

Co. Cork

Ireland

Attention: Legal Director

Telephone No. 00 353 21 5008098

Facsimile No. 00 353 1 506 0257

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention: Executive Vice President and General Counsel

Telephone No. 001 212 733-4935

Facsimile No. 001 212 808-8924

If to Purchaser, to:

Biomarin Pharmaceutical Inc

105 Digital Drive

Novato, California 94949

Telephone: 001 415 506-6307

Facsimile: 001 415 382-7889

Attn: Eric Davis

with a copy to:

William Fry, Solicitors

Fitzwilton House

Wilton Place, Dublin 2

Telephone: 00 353 1 6395000

Facsimile: 00 353 1 6395333

Attn: David Carthy

Section 11.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3. Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto except that a Party may assign its rights or obligations under this Agreement freely to its Affiliates without the other Party’s consent, provided that in the case of any assignment, the assigning Party will remain liable with respect to all of its obligations under this Agreement and provided further that such rights and obligations will be automatically re-assigned to the assignor where the assignee ceases to be an Affiliate of the transferor.

Section 11.4. Entire Agreement. This Agreement (including all Schedules and Exhibits) and the other Transaction Agreements constitute the entire, complete and exclusive agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, arrangements, representations and understandings, oral or written, with respect to such matters, other than any written agreement of the Parties that expressly provides that it is not superseded by the Transaction Agreements.

Section 11.5. Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Pfizer, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.7. Public Disclosure. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of either of the Parties is listed, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted and agreed in advance with respect thereto.

Section 11.8. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Secrecy Agreement.

Section 11.9. Transfer Taxes.

All transfer, stamp, registration, recording conveyance, notarial and other such taxes, duties (including any penalties and interest and including those related to the event in which the transfer of business is disregarded by the Tax Authorities) incurred in connection with this Agreement and the transaction contemplated hereby shall be borne by the Purchaser.

Section 11.10. VAT.

(a)	The Purchase Price shall be exclusive of any VAT.

(b)	The Parties intend that section 20(2)(c) and Section 26 of the Value Added Tax Consolidation Act 2010 will as far as possible apply to the sale of the Purchased Assets and agree to use their reasonable endeavours to secure that the sale of the Purchased Assets is as far as possible treated as neither a supply of goods nor a supply of services for the purposes of those sections.

(c)	The Parties may agree to apply to a Taxing Authority for a ruling on whether VAT is chargeable on the sale of the Purchased Assets or any part thereof, and if the Taxing Authority has so confirmed in writing, after full disclosure of all material facts, that VAT is chargeable on the sale of the Purchased Assets, or any part thereof, Pfizer shall promptly deliver to the Purchaser a proper VAT invoice in respect of the VAT payable. Following receipt of the VAT invoice, the Purchaser shall pay Pfizer the amount of that VAT on the later of 3 (three) Business Days:

(1) before Pfizer will be required to account to the Taxing Authority for the VAT; or

(2) after receipt of a valid VAT invoice by the Purchaser that meets the requirements outlined under Irish VAT legislation

(d)	For the purposes of disclosing all material facts to the Taxing Authority, Pfizer shall give the Purchaser a reasonable opportunity to comment on any correspondence with the Taxing Authority, and shall make such amendments as the Purchaser reasonably requires.

(e)	If the Purchaser pays Pfizer an amount in respect of VAT and the Taxing Authority notes that all or part of it was not properly chargeable, Pfizer shall repay the amount or relevant part of it to the Purchaser. Pfizer shall make the repayment promptly after the ruling, unless it has already accounted to the Taxing Authority for the VAT. In that case, Pfizer shall apply for a refund of the VAT (plus any interest payable by the Taxing Authority), use reasonable endeavours to obtain it as speedily as practicable, and pay to the Purchaser the amount of the refund and any interest forthwith upon receipt, to the extent received, from the Taxing Authority.

(f)	The VAT records relevant to the Pfizer Business and which Pfizer is liable under VAT law to retain and which have not otherwise been transferred to the Purchaser will be preserved by Pfizer for such period as may be required by VAT law and, during that period, Pfizer will permit the Purchaser reasonable access to them to inspect or make copies of them. Pfizer will not at any time cease to preserve such VAT records without giving the Purchaser a reasonable opportunity to inspect and remove such of them as the Purchaser wishes.

Section 11.11. Supplemental Disclosure Letter

(a)	Pfizer may deliver a Supplemental Disclosure Letter to Purchaser prior to the Closing. The effect of the Supplemental Disclosure Letter shall be as follows:

(1)	the Supplemental Disclosure Letter shall not qualify the warranties in Article V of this Agreement to the extent made or given as at the date of this Agreement;

(2)	any facts or circumstances Disclosed in the Supplemental Disclosure Letter shall, if the facts so Disclosed are, based on the information reasonably available at that time, expected to result in aggregate Losses of equal to or less than [****], be deemed not to qualify the warranties in Article V of this Agreement to the extent made or given as of the Closing Date (the “Closing Warranties”), save that such aggregate Losses which are ultimately recoverable by the Purchaser under the Closing Warranties in respect of any facts or circumstances so Disclosed shall not be greater than [****]; and

(3)	any facts or circumstances Disclosed in the Supplemental Disclosure Letter shall, if the facts so Disclosed are, based on the information reasonably available at that time, expected to result in aggregate Losses of greater than [****] be deemed to qualify the Closing Warranties in full and Pfizer shall have no liability whatsoever for breach of the Closing Warranties in respect of matters so Disclosed.

(b)	If Pfizer wishes to deliver a Supplemental Disclosure Letter in accordance with Section 11.11(a) above it shall use all reasonable endeavors to provide a draft of such Supplemental Disclosure Letter to Purchaser at least five Business Days prior to the date on which Pfizer estimates Closing is to take place. Pfizer shall, when providing such draft Supplemental Disclosure Letter, also state in writing therein whether, in its view, for the purposes of Section 11.1(a) the facts so Disclosed are, based on the information reasonably available at that time, expected to result in aggregate Losses of greater than [****] or equal to or less than [****]. This statement shall be definitive for the purposes of Section 11.1(a) above unless Purchaser notifies Pfizer in writing prior to Closing that it disputes such statement. If, following receipt of such Supplemental Disclosure Letter, Pfizer and Purchaser cannot reach agreement in this regard within three Business Days, the following provisions apply:

(1)	either Party may refer the dispute to an independent person agreed by the Parties or, in default of agreement within three Business Days, to an independent person nominated by the President for the time being of Law Society of Ireland (the “Expert”), with a request that the Expert make a decision on the dispute within 10 Business Days of receiving the reference;

(2)	in a reference, the Expert shall act as an expert and not as an arbitrator;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(3)	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on both Parties;

(4)	the Parties shall bear the Expert’s costs equally;

(5)	the Parties shall with reasonable expedition endeavor to agree any terms of reference of the Expert or procedures relating to the determination (failing which the Expert shall determine his own terms of reference and the procedures to be applied to the determination of any dispute pursuant to this clause); and

(6)	each Party shall promptly furnish to the Expert all such assistance, documents, information and personnel as the Expert may require for the purpose of the determination.

(c)	Closing shall be delayed pending agreement or determination of whether, for the purposes of Section 11.1(a), any facts or circumstances Disclosed in the Supplemental Disclosure Letter are, based on the information reasonably available at that time, expected to result in aggregate Losses of greater than [****] or equal to or less than [****].

Section 11.12. Governing Law; Jurisdiction. This Agreement (and any dispute, controversy, proceedings or claims of whatever nature, contractual or non-contractual, arising out of or in any way relating to this Agreement or its formation) shall be governed by Irish Law and the Parties irrevocably submit to the exclusive jurisdiction of the Irish Courts.

(a)	Each Party irrevocably waives any objection which it might at any time have to the courts of Ireland being nominated as the forum to hear and decide any suit, action or proceeding which may arise out of or in connection with this Agreement or its formation (“Proceeding”) and to settle any disputes which may arise out of or in connection with this Agreement or its formation (“Disputes”) and agrees not to claim that the courts of Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this Section 11.12 shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

Section 11.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. The expression “counterpart” shall include any executed copy of this Agreement transmitted by facsimile or by pdf or email.

Section 11.14. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.15. Severability. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SIGNED for and behalf of:

PFIZER BIOTECHNOLOGY IRELAND

By:	/s/ Peter Duffy
Name:	Peter Duffy
Title:	Director

BIOMARIN MANUFACTURING IRELAND LIMITED

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	Director

Exhibit A

Adjacent Properties

[****]

[Exhibit A is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Excluded IT Contracts

[****]

[Exhibit B is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Real Property

Particulars and Tenure

ALL THAT AND THOSE the lands, premises and hereditaments situate at Shanbally, Ringaskiddy in the Barony of Kerricurrihy and County of Cork as are more particularly set out on the map marked “map number 1” attached hereto and thereon outlined in red and coloured in red being part of the lands the subject of a Deed of Conveyance dated 2 May 1969 between Henry William Geary of the one part and Pfizer Chemical Corporation of the other part HELD in fee simple.

SUBJECT TO AND WITH THE BENEFIT OF Lease dated 12 October 1972 between Pfizer Chemical Corporation of the one part and the Electricity Supply Board of the other part held for a term of 100 years from 12 October 1972 and subject to the rent and covenants therein contained.

Exhibit D

Storm Water System Map

[****]

[Exhibit D is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E

Equipment

[****]

[Exhibit E is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F

Governmental Authorizations

No.	Licence/ Authorization	Name of issuing Governmental Authority	Licence/ Authorization No.
1.	Foreshore Licence	Department of Environment	Ref. 90537677 (ref. MS 51/8/931)

2.	GMM Licence	Environmental Protection Agency	G0299-01

3.	IMP Licence	Irish Medicines Board	IMP-064

4.	IPPC Licence	Environmental Protection Agency	P0864-01

Exhibit G

Software

[****]

[Exhibit G is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit H

Hardware

[****]

[Exhibit H is redacted in its entirety.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.